Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-61276, 333-75930, 333-102184, 333-125148, 333-146026, 333-165214, and 333-168279) of Apple Inc. of our reports dated October 27, 2010, with respect to the consolidated financial statements of Apple Inc., and the effectiveness of internal control over financial reporting of Apple Inc., included in this Annual Report on Form 10-K for the year ended September 25, 2010.

/s/ Ernst & Young LLP

San Jose, California

October 27, 2010